OPERATING AGREEMENT

This Operating Agreement (this "Agreement") is made as of May 31, 2005 (the "Effective Date"), between Green River Resources, Inc., a Utah corporation ("GRR"), and BleedingRock LLC, a Utah Limited Liability Company ("BR"). Collectively GRR and BR are referred to as the "Parties".

BACKGROUND

BR has an exclusive license agreement with Natural Resource Recyclers ("NRR") for a process for the development, engineering and extraction of hydrocarbons, including from tar sands, oil shale and oil sands in Utah.

BR has recently acquired and transferred tar sand and hydrocarbon leases to GRR ("Leases"), and as part of such transfer, agreed to enter into this Agreement with GRR, to develop, engineer, construct and operate a facility with respect to such leases for the extraction of hydrocarbons from such properties pursuant to, and in conformity with, BR's license agreement with NRR.

In consideration of these premises, and of the mutual promises and conditions contained in this Agreement, GRR and BR hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings indicated.

1.1 "AFFILIATE" shall mean a Person that controls, is controlled by or is under common control with another Person. For purposes of this Agreement, "control" shall mean direct or indirect ownership of more than 50% of the voting interest or income interest in an Entity, or such other relationship as, in fact, constitutes actual control.

1.2 "ANCILLARY AGREEMENTS" shall mean the License Agreement and such other agreements as are incident thereto.

1.3 "APPLICABLE LAWS" shall mean all foreign, federal, state and local laws, statutes, rules and regulations which have been enacted by a governmental authority and are in force as of the Effective Date or which are enacted by a governmental authority and come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.4 "BUDGET" or "PROPOSED BUDGET" shall mean the amount approved by the Operating Committee for all Costs and expenses for a particular year.

1.5 “COSTS” shall have the meaning set forth in Section 3.4.

1.6 "ENTITY" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.

1.7 "FISCAL YEAR" shall mean BR's fiscal year.

1.8 "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

1.9 “LEASES” shall mean those leases for tar sands and other hydrocarbons set forth on Appendix A.

1.10 “LICENSE AGREEMENT” shall mean that certain exclusive license agreement for hydrocarbon extraction between Natural Resource Recyclers and Bleeding Rock LLC dated August 30, 2003, as amended from time to time.

1.11 "OPERATING COMMITTEE" shall have the meaning set forth in Section 2.1(a).

1.12 "OPERATING COMMITTEE APPROVAL" AND "APPROVED BY THE OPERATING COMMITTEE" shall have the meaning set forth in Section 2.1(e) below.

1.13 "PERSON" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.

1.14 “PROJECT” shall mean the design, engineering, construction and operation of a facility for the extraction of hydrocarbons from the tar sand, oil sand and oil shale located on the Leases

1.15 "THIRD PARTY" shall mean, with respect to a Party, any Person that is not an Affiliate of such Party.

ARTICLE II

OPERATING COMMITTEE

2.1 OPERATING COMMITTEE.

(a) The Parties shall form an operating committee (the "Operating Committee") to coordinate the activities of the Parties under this Agreement. The Operating Committee will be comprised of four members, two of whom shall be representatives of GRR and two of whom shall be representatives of BR, provided that the representatives of each Party shall cast a single vote on behalf of such Party. A quorum shall consist of

the attendance, in person, by video conference or by conference telephone call, of at least one representative of each Party authorized to cast the vote of that Party on issues that come before the Operating Committee. Each Party shall use reasonable efforts to assure that its representatives so authorized to act on its behalf are present for all meetings of the Operating Committee.

(b) The initial members of the Operating Committee shall be designated by each party upon signing of this Agreement. Notwithstanding the foregoing, each Party's representatives shall serve at the discretion of such Party and may be substituted for or replaced at any time by such Party upon written notice to the other Party.

(c) The Operating Committee shall hold meetings in person, by video conference or by conference telephone call at least monthly during the first year of this Agreement, and at least quarterly thereafter (or as may be otherwise agreed by the Parties). In case of need, either Party may convene a meeting at the offices of the other Party on at least 10 days' prior written notice or such shorter period as the other Party may agree. Where practicable, the proposed agenda for each meeting of the Operating Committee shall be circulated prior to the meeting. All proceedings of the Operating Committee shall be summarized in written minutes to be prepared jointly by the members of the Operating Committee, and such minutes shall be sent regularly to all members for their signatures. The procedures established in respect of the Operating Committee may be amended upon Operating Committee Approval.

(d) The responsibilities of the Operating Committee shall consist of the following matters:

(i) review and approval of engineering and construction designs and plans, schedules and expenditures, and the development of the Project;

(ii) consideration and approval of the Budget and Operating Plans for each fiscal year; and

(iii) all other matters described as being subject to Operating Committee Approval.

(e) All matters to be considered by the Operating Committee shall be submitted to the members of the Operating Committee in the form of proposed actions by the proposing Party. Only those proposed actions which receive the affirmative vote of each Party's representatives on the Operating Committee, shall be deemed to have received "Operating Committee Approval" for purposes of this Agreement. Any matter which has received such favorable vote shall be deemed to have been "Approved by the Operating Committee."

2.2 ANNUAL BUDGETS AN OPERATING PLAN.

(a) Commencing with Fiscal Year 2005, BR shall prepare and submit to the Operating Committee a proposed budget for the following Fiscal Year (a "Proposed Budget") and an Annual Operating Plan. The Proposed Budget shall include, among

other things, BR's proposal for engineering costs and "capital projects", such as new equipment, expansion or upgrades of existing equipment; and an estimated total amount (in aggregate) for capital projects. The Annual Operating Plan will project expenses against income, and will include forecasts for development and engineering of the extraction unit, operation of such unit, anticipated hydrocarbon production volumes, operating expenses, and capital expenditures.
Commencing with Fiscal Year 2005, each Proposed Budget and Operating Plan shall be delivered to the members of the Operating Committee at least 20 days prior to the meeting at which such Proposed Budget and Operating Plan will be considered and in any event not more than 60 days after the start of the Fiscal Year to which it relates for consideration at the next meeting of the Operating Committee.

(b) The Proposed Budget, upon approval of by the Operating Committee, shall be the budget for the conduct of operations for BR under the terms of this Agreement for the fiscal year for which such proposed budget is approved (the "Budget").

(c) BR will not commence operations or incur expenses hereunder, until so directed by the Operating Committee

ARTICLE III

RIGHTS AND DUTIES OF BR

3.1 EXCLUSIVE RIGHT TO OPERATE. Except as otherwise provided, BR has the exclusive right and duty to conduct (or cause to be conducted) all activities or operations under this Agreement in accordance with the Budget. In performing services under this Agreement, BR is an independent contractor, not subject to the control or direction of GRR. BR is not the agent or fiduciary of GRR. The number of employees or contractors used by BR in conducting activities or operations under this Agreement, their selection, and the hours of labor and the compensation for services rendered shall be determined by BR. All of these employees or contractors shall be the employees or contractors of BR. BR shall contract for and employ any drilling rigs, tools, machinery, equipment, materials, supplies, and personnel reasonably necessary for BR to conduct the activities or operations provided for in this Agreement.

3.2 SCOPE OF OPERATIONS. BR shall be responsible for the design, engineering, construction and operation of a facility for the extraction of hydrocarbons from the tar sand, oil sand and oil shale located on the Leases ("Project"). The design, engineering, construction, cost, budget and operation of the Project will be decided and approved by the Operating Committee, pursuant to a Budget and Operating Plan for each fiscal year.

3.3 WORKMANLIKE CONDUCT. BR shall timely commence and conduct all activities or operations in a good and workmanlike manner, as would a prudent operator under the same or similar circumstances. BR shall not be liable to GRR for losses sustained or liabilities incurred, except as may result from BR's gross negligence or willful misconduct.

3.4 PAYMENTS TO BR. GRR shall pay to BR all costs ("Costs") incurred by BR in the performance or satisfaction of its obligations under this Agreement. For purposes hereof, the term Costs shall mean reasonable costs necessarily incurred in the proper performance of this Agreement, including, but limited to:

(a) The reasonable relocation, travel and subsistence expenses (or per diem as applicable) that BR employees incur in performing work on the Project, in accordance with Operating Plan and Budget.

(b) Cost of all materials, supplies and equipment (including operating equipment) incorporated in the Project, including costs of transportation thereof, and excess materials and supplies.

(c) Payments made by BR to subcontractors providing services.

(d) Cost, including transportation and maintenance, of all materials, supplies, equipment (including, without limitation, any computers and other office equipment), temporary facilities and hand tools purchased by BR to perform the Project work which are consumed in the performance of the work, and the cost (less salvage value) of such items used to perform the work, but not consumed in the performance of the work.

(e) Rental charges for all necessary machinery and equipment.

(f) Costs of premiums for insurance that BR maintains with respect to the Project, including deductibles thereunder, and costs of subcontract bonds.

(g) Sales, use or similar taxes imposed by any governmental authority which are related to the project work and for which BR is liable.

(h) Permit fees, environmental compliance fees and other fees imposed by any government or regulatory body with respect to the project .

(i) Construction and utilities costs, including, but not limited to, the cost of water, gas and electricity consumed in the design, engineering and construction of the Project.

(j) Minor expenses such as telegrams, long distance telephone calls, telephone service at the site, overnight courier service, and similar petty cash items.

(k) The cost of removal of all debris from the site of the work.

(l) Costs incurred due to an emergency affecting the safety of persons and property.

(m) The cost of on-site security necessary to protect the materials, supplies, equipment and improvements, including any watchmen, temporary fencing, or other security services reasonably required to protect the Project.

(n) Other costs incurred in the performance of work on the project, if it is included in the Operating Plan and Budget or if and to the extent approved in advance in writing by GRR.

(o) The lesser of actual general and administrative expenses incurred in connection with the Project, or $300,000 per year.

3.4 LIENS AND ENCUMBRANCES. BR shall endeavor to keep the Leases, facilities, and other equipment purchased under this Agreement and the hydrocarbons free from liens and encumbrances that might arise by reason of the activities or operations conducted under this Agreement. If a lien is placed on the Leases, facilities, other equipment, or any hydrocarbons, BR shall make reasonable efforts, at its cost, to remove the lien.

3.5 RECORDS. BR shall keep accurate books, accounts, and records of all costs, expenses, activities and operations under this Agreement in compliance with GAAP. Unless otherwise provided in this Agreement, all records shall be available to GRR at all reasonable times during BR's normal office hours. BR shall use good-faith efforts to ensure the settlements, billings, and reports rendered under this Agreement are complete and accurate.

ARTICLE IV

TERMINATION

4.1 TERMINATION. This Agreement may be terminated as follows:

(a) by the mutual written consent of BR and GRR;

(b) by either Party upon the material breach of any provision of this Agreement by the other Party, which material breach remains uncured thirty (30) days after written notice thereof to such other Party; provided , however, if such breach cannot be cured within thirty days, such time as may be reasonable if the Party in breach is diligently proceeding to cure such breach, and in no event longer than sixty days from the original notice specifying the breach;

4.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement, GRR shall immediately pay BR any amounts owed to BR pursuant to Section 3.4 hereof or any other provision of this Agreement for services provided prior to the effective date of such termination (the "Termination Date").

4.3 SURVIVAL. All provisions of this Agreement that, by their sense or context, are intended to survive termination shall so survive any termination of this Agreement.

ARTICLE V

DISPUTE RESOLUTION

5.1 GENERAL DISPUTE PRINCIPLES.

(a) All disputes between or among BR, GRR and/or any of their Affiliates under this Agreement shall be settled, if possible, through good faith negotiations between the relevant parties. In the event such disputes cannot be so resolved, such disputes shall be resolved as provided in Section 5.2.

(b) If either Party or any of its Affiliates is subject to a claim, demand, action or proceeding by a Third Party and is permitted by law or arbitral rules to join another party to such proceeding, this Article V shall not prevent such joinder. This Article V shall also not prevent either Party or any such Affiliate from pursuing any legal action against a Third Party.

5.2 ARBITRATION OF OTHER DISPUTES.

(a) The Parties shall submit any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach hereof or thereof ("Demand for Arbitration"), to arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect collectively, "AAA Rules") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(b) The place of arbitration shall be Salt Lake City, Utah.

(c) The Parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the Parties fail to so nominate a sole arbitrator within 30 days from the date when the Demand for Arbitration has been communicated by the initiating Party, the arbitrator shall be appointed by the AAA in accordance with the AAA Rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the Parties in accordance with this Section 5.2. A hearing on the matter in dispute shall commence within 30 days following selection of the arbitrator, and the decision of the arbitrator shall be rendered no later than 60 days after commencement of such hearing.

(d) An award rendered in connection with an arbitration pursuant to this Section shall be final and binding upon the Parties, and the Parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the

arbitrator set forth in the award and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

(e) The Parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims between them with respect to the subject matter of the arbitrated dispute. The Parties hereby waive all IN PERSONAM jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

(f) The arbitrator shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching his decision to both Parties. The arbitrator shall apportion to each Party all costs (including attorneys' and witness fees, if any) incurred in conducting the arbitration in accordance with what the arbitrator deems just and equitable under the circumstances. Any provisional remedy which would be available to a court of law shall be available from the arbitrator pending arbitration of the dispute. Either Party may make an application to the arbitrator seeking injunctive or other interim relief, and the arbitrator may take whatever interim measures he deems necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall only have the authority to award any remedy or relief (except ex parte relief) that a Judicial Court of the State of Utah could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages.

(g) Either Party may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief. The Parties may also commence legal action in lieu of any arbitration under this Section 5.2 in connection with any Third Party litigation proceedings.

(h) For purposes of any suit, action or legal proceeding permitted under this Article V, each Party (a) hereby irrevocably submits itself to and consents to the non-exclusive jurisdiction of the United States District Court for the District of Utah for the purposes of any suit, action or legal proceeding in connection with this Agreement including to enforce an arbitral resolution, settlement, order or award made pursuant to this Agreement (including pursuant to the U.S. Arbitration Act or otherwise), and (b) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or legal proceeding pending in such event, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or legal proceeding is brought in an inconvenient forum or that the venue of the suit, action or legal proceeding is improper. Each Party hereby agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the United States District Court for the District of Utah and in connection

therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Utah or any other jurisdiction.

ARTICLE VI

CONFIDENTIALITY

6.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "Confidential Information" shall mean any information delivered by one party ("Disclosing Party") to the other party ("Receiving Party") which the Receiving Party knows or has reason to know is considered confidential by the Disclosing Party. The Receiving Party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect the Receiving Party's own confidential information, but in no event less than reasonable care. Except as provided below, the Receiving Party agrees to treat the Confidential Information as confidential and shall not disclose the Confidential Information to any Person or Entity without the Disclosing Party's prior written consent. The Receiving Party may only disclose the Confidential Information to the Receiving Party's employees or contractors who reasonably require access to such Confidential Information to perform obligations under this Agreement. The Receiving Party shall take all appropriate steps to ensure that its employees and contractors who are permitted access to the Confidential Information agree to act in accordance with the obligations of confidentiality imposed by this Agreement. Should the Receiving Party be faced with legal action to disclose Confidential Information received under this Agreement, the Receiving Party shall promptly notify the Disclosing Party and, upon the Disclosing Party's request, shall reasonably cooperate with the Disclosing Party in contesting such disclosures. The Receiving Party shall maintain the secrecy of the Confidential Information disclosed pursuant to this Agreement for a period of five (5) years from the date of disclosure thereof. The obligations imposed by this Article VI shall survive any termination of this Agreement.

6.2 NON-CONFIDENTIAL INFORMATION. The obligations set forth in Section 6.1 shall not apply to any particular portion of any Confidential Information that: (i) now or subsequently becomes generally known or available through no act or omission of the Receiving Party; (ii) is known to the Receiving Party at the time of receipt of the same from the Disclosing Party; (iii) is provided by the Disclosing Party to a Third Party without restriction on disclosure; (iv) is subsequently rightfully provided to the Receiving Party by a Third Party without restriction on disclosure; or (v) is independently developed by the Receiving Party, as can be demonstrated from the Receiving Party's business records and documentation, provided the person or persons developing the same had not had access to the Confidential Information of the Disclosing Party prior to such independent development.

ARTICLE VII

MISCELLANEOUS

7.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Utah without regard to choice of law provisions thereof.

7.2 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except that either Party may assign, without such consent, to an Affiliate. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, assigns, heirs, executors and administrators of the Parties to this Agreement. Notwithstanding anything herein to the contrary, either Party shall have the right to assign its rights or obligations hereunder, without the prior written consent of the other Party, to an Affiliate, provided that no such assignment hereunder shall relieve the assigning Party of its obligations hereunder.

7.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Ancillary Agreements constitute the full and entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written agreements and understandings between the Parties. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

7.4 NOTICES, ETC. All notices and other communications hereunder shall be deemed given if given in writing and delivered by hand, prepaid express or courier delivery service or by facsimile transmission or mailed by registered or certified mail (return receipt requested), facsimile or postage fees prepaid, to the Party to receive the same at the respective addresses set forth below (or at such other address as may from time to time be designated by such Party in accordance with this Section 7.4):

If to Bleeding Rock:	Bleeding Rock LLC Attention: William C. Gibbs, Manager 2610 Hillsden Drive Holladay, Utah 84117
If to Green River:	c/o Borden Ladner Gervais LLP Attention: John Poetker 1000-400-3rd Ave.SW Calgary, Alberta, Canada, T2P 4H2

All such notices and communications hereunder shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

7.5 DELAYS OR OMISSIONS. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to a Party, upon any breach or default of the other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a Party of any breach or default under this Agreement, or any waiver on the part of such Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

7.6 PUBLICITY. Neither Party (nor such Party's Affiliates) shall issue any press release disclosing the terms of, or relating to, this Agreement or any Ancillary Agreement, without the prior written consent of the other Party; provided, however, that neither Party or its Affiliates shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws. Such disclosing Party shall use its best efforts to consult with the other Party regarding the issuance of any such press release, or with regard to any public statement disclosing the terms of this Agreement or any Ancillary Agreement and shall use its best efforts to obtain confidential treatment for any Confidential Information where such press release or other public statement is required to be made by Applicable Law.

7.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

7.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the

date first set forth above.

BLEEDING ROCK LLC

By: ____________________________

GREEN RIVER RESOURCES INC.

By: ____________________________

Operating Agreement Addendum

Whereas, Green River Resources, Inc. ("GRR"), a Utah corporation and BleedingRock LLC ("BR"), a Utah limited liability company entered into an Operating Agreement ("Operating Agreement") dated May 31, 2005. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Operating Agreement;

Whereas, the Operating Agreement provides that BR will provide certain services on behalf of GRR, including the design, construction and operation of facilities and equipment for the extraction of bitumen from certain property owned or leased by GRR ("Project");

Whereas, GRR and BR have agreed that the engineering firm of Bower Damberg and Rolseth ("BDR") shall be retained to review and implement the technology and design and oversee the construction of the Project;

Now therefore, in consideration of the foregoing, the parties hereby agree to the following:

1. For purposes of Article III of the Operating Agreement, GRR shall be responsible for the design and construction of the Project, and shall pay all costs associated therewith. Both parties further agree that BDR shall be retained directly by GRR, and paid directly by GRR, to design and oversee the construction of the Project. GRR shall require BDR to execute appropriate confidentiality agreements.
2. BR shall make available to BDR all information, confidential or otherwise, necessary for BDR to design and manage the construction of the Project.
3. BR may designate employees of GRR which have signed appropriate confidentiality agreements to perform its duties under the Operating Agreement. Such designees shall report to the Operating Committee.
4. During the design and construction phase of the Project, the budget and expenses of the Project shall be managed by GRR.
5. GRR shall report on the progress of the Project to the Operating Committee on a quarterly basis.
6. GRR shall continue to pay the general and administrative cost of BR as provided in the Operating Agreement. Both parties acknowledge that legal and accounting fees incurred by BR in connection with the Project or technology so qualify.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BLEEDING ROCK LLC

By: ______________________

GREEN RIVER RESOURCES INC.

By: ______________________